UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005 (November 8, 2005)

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2005, Red Hat entered into a Limited Liability Company Agreement (the “Agreement”) to become one of the five initial members of Open Invention Network LLC (the “LLC”), a newly formed limited liability company organized under the laws of the State of Delaware on October 31, 2005. The LLC was formed for the purpose of protecting and promoting Linux and other related open source software. The four other initial members of the LLC are International Business Machines Corporation, Novell, Inc., Philips Electronics North America Corporation and Sony Corporation of America.

Within seven days of the execution of the Agreement, Red Hat is required to make an irrevocable initial cash contribution of $20 million to the LLC in exchange for its membership interest. The initial cash capital contributions of the members are expected to be used to pay the expenses of the LLC and to acquire additional patent rights. If authorized by the board of the LLC, the members, including Red Hat, are required to make subsequent capital contributions to fund patent-acquisition as well as the expenses of the LLC. Those contributions are subject to a maximum obligation for each member, which amount, for Red Hat, is not currently expected to be material to Red Hat’s financial condition. Red Hat and the other members may agree to provide additional capital contributions from time to time. If new members are admitted to the LLC, such members will make, at the time of their admission, capital contributions in amounts determined by the board of the LLC. The Agreement limits the ability of members to resign from the LLC and sets out the situations in which a member can be removed. In certain events of resignation or removal, the withdrawing member will only be entitled to nominal consideration in exchange for its membership interest.

The LLC is a stand-alone entity that will operate independently of its members. Subject to member approval of specified matters, the LLC will be managed under the direction of its board of directors. Each member of the LLC will be entitled to appoint one director to the board and will have the ability to remove or replace such director. Each director on the board will be entitled to one vote. All actions of the board will require at least the affirmative vote of a majority of the directors on the board. The board selects the officers of the LLC, who will have responsibility for the day-to-day operations of the LLC.

The LLC will license its patent rights on a non-exclusive, royalty-free basis to any party who enters into a licensing agreement with the LLC. In exchange for the benefits of being a member or a licensee of the LLC, each member and each licensee will grant a license to the LLC and to each other licensee with respect to all its relevant patent rights pertaining to Linux and other open source software. These grants by members and licensees to the LLC and all other members and licensees will be royalty-free.

The LLC will identify and, subject to board approval, acquire patent rights that are useful in protecting Linux and related software, or of potential value to the furtherance of Linux and related software. The LLC may take actions it deems appropriate to protect Linux and other open source software. The LLC may also take appropriate, good faith counter-measures within the scope of its mandate, such as declaratory judgment actions, reexamination actions, interferences or similar legal or administrative actions initiated anywhere in the world.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: November 15, 2005	By:	/s/ Mark H. Webbink
Mark H. Webbink Assistant Secretary